SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

The Goodyear Tire & Rubber Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Notice of
2003 Annual Meeting of Shareholders
and
Proxy Statement

The Goodyear Tire & Rubber Company

1144 East Market Street

Akron, Ohio 44316-0001

DATE:	May 7, 2003

TIME:	10:00 A.M., Akron Time

PLACE:	Offices Of The Company Goodyear Theater 1201 East Market Street Akron, Ohio

YOUR VOTE IS IMPORTANT

Please vote. Most shareholders may vote by Internet or telephone as well as by mail.

Please refer to your proxy card or page 24 of the Proxy Statement for information on how to vote by Internet or telephone. If you choose to vote by mail, please complete, date and sign your proxy card and promptly return it in the enclosed envelope.

Notice of 2003 Annual Meeting of Shareholders and Proxy Statement
NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
THE BOARD OF DIRECTORS AND ITS COMMITTEES
ELECTION OF DIRECTORS (Item 1 on your Proxy)
PROPOSED AMENDMENT TO CODE OF REGULATIONS (Item 2 on your Proxy)
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS (Item 3 on your Proxy)
SHAREHOLDER PROPOSAL (Item 4 on your Proxy)
OTHER BUSINESS
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE OFFICER COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
MISCELLANEOUS
Annex A Proposed Amendment to Code of Regulations

SAMIR G. GIBARA
CHAIRMAN OF THE BOARD

April 14, 2003

Dear Shareholders:

   You are cordially invited to attend Goodyear’s 2003 Annual Meeting of Shareholders, which will be held at the Goodyear Theater, 1201 East Market Street, Akron, Ohio, at 10:00 A.M., Akron Time, on Wednesday, May 7, 2003. We hope you will be able to attend and participate. The Notice of, and Proxy Statement for, the 2003 Annual Meeting of Shareholders follow. Our 2002 Annual Report is enclosed.

   At the Annual Meeting, shareholders will elect four persons to serve as directors, three for three year terms and one to serve the remaining year of a three year term (Item 1 on your proxy). Each nominee is an incumbent. The Proxy Statement contains information regarding each nominee and the seven continuing directors.

   Your Board of Directors is requesting shareholders to vote upon an amendment to Goodyear’s Code of Regulations to reduce the size of Goodyear’s Board of Directors to no fewer than 9 and no more than 15 directors (Item 2 on your proxy).Your Board of Directors recommends that you vote for the proposal to amend the Code of Regulations. Shareholders are also requested to ratify the Board’s appointment of PricewaterhouseCoopers LLP as independent accountants for Goodyear for 2003 (Item 3 on your proxy). Your Board of Directors recommends that you vote for the ratification of the appointment of PricewaterhouseCoopers LLP. In addition, a shareholder proposal will be considered (Item 4 on your proxy). Your Board of Directors recommends that you vote against the shareholder proposal.

   If you plan to attend the Annual Meeting, please mark the indicated box on the reverse side of your proxy or so indicate when you vote via the Internet or by telephone. You do not need a ticket to attend the Annual Meeting.

   Whether or not you plan to attend, it is important that you vote via the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card. This will ensure that your shares will be represented at the meeting. If you attend and decide to vote in person, you may revoke your proxy. Remember, your vote is important!

Sincerely,

SAMIR G. GIBARA
Chairman of the Board

THE GOODYEAR TIRE & RUBBER COMPANY

NOTICE OF THE

2003 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2003

To The Shareholders:

      The 2003 Annual Meeting of Shareholders of The Goodyear Tire & Rubber Company, an Ohio corporation, will be held at the Goodyear Theater (in the Company’s Principal Office Complex), 1201 East Market Street, Akron, Ohio, on Wednesday, May 7, 2003, at 10:00 A.M., Akron Time, for the following purposes:

1.	To elect four directors, three for a term of three years and one to serve the remaining year of a three year term (Proxy Item 1); and

2.	To consider and vote upon an amendment to Goodyear’s Code of Regulations to reduce the size of Goodyear’s Board of Directors to no fewer than 9 and no more than 15 directors (Proxy Item 2); and

3.	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Goodyear for 2003 (Proxy Item 3); and

4.	To consider and vote upon a Shareholder Proposal (Proxy Item 4), if properly presented at the Annual Meeting; and

5.	To act upon such other matters and to transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors fixed the close of business on March 10, 2003 as the record date for determining shareholders entitled to notice of, and to vote at, the 2003 Annual Meeting. Only holders of record of Goodyear Common Stock at the close of business March 10, 2003 will be entitled to vote at the 2003 Annual Meeting and adjournments, if any, thereof.

April 14, 2003

By order of the Board of Directors:

C. Thomas Harvie, Secretary

Please complete, date and sign your Proxy and return it promptly in the enclosed envelope,

or vote via the Internet or by telephone.

I

PROXY STATEMENT

The Goodyear Tire & Rubber Company

GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear”, or “we” or “us”), to be voted at the annual meeting of shareholders to be held May 7, 2003 (the “Annual Meeting”), and at any adjournments thereof, for the purposes set forth in the accompanying notice.

   Goodyear’s executive offices are located at 1144 East Market Street, Akron, Ohio 44316-0001. Our telephone number is 330-796-2121.

   Our Annual Report to Shareholders for the year ended December 31, 2002 is enclosed with this Proxy Statement. The Annual Report is not considered part of the proxy solicitation materials. The approximate date on which this Proxy Statement and the related materials are first being sent to shareholders is April 15, 2003.

   Shares Voting. Holders of shares of the Common Stock, without par value, of Goodyear (the “Common Stock”) at the close of business on March 10, 2003 (the “record date”) are entitled to notice of, and to vote the shares of Common Stock they hold on the record date at, the Annual Meeting. As of the close of business on the record date, there were 175,313,428 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

   Quorum. In order for any business to be conducted, holders of at least a majority of shares entitled to vote must be represented at the meeting, either in person or by proxy.

   Adjourned Meeting. The holders of a majority of shares represented at the meeting, whether or not a quorum is present, may adjourn the meeting. If the time and place of the adjourned meeting is announced at the time adjournment is taken, no other notice need be given.

   Vote Required. The affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date is required for any management or shareholder proposal to be adopted at the Annual Meeting. In the election of directors, the four candidates receiving the most votes will be elected.

   Abstentions, “withheld” votes and “broker non- votes” do not affect the election of directors and have the same effect as votes against any proposal voted upon by shareholders.

   Cumulative Voting For Directors. In the voting for Class III directors, you have the right to vote cumulatively for candidates nominated prior to the voting. In voting cumulatively, you may (a) give one candidate the number of votes equal to three times the number of shares of Common Stock you are entitled to vote, or (b) distribute your votes among the three candidates as desired.

   Voting Of Proxy. Three Goodyear directors, Messrs. Breen, Gibara and Keegan, have been designated as proxies to vote (or withhold from voting) shares of Common Stock in accordance with your instructions. You may give your instructions using the accompanying proxy card, via the Internet or by telephone.

   Your shares will be voted for the four nominees identified at page 3, unless your instructions are to withhold your vote from any one or more of the nominees or to vote cumulatively for one or more of the nominees for election as Class III director. The proxies may cumulatively vote your shares if they consider it appropriate, except to the extent you expressly withhold authority to cumulate votes as to a nominee.

   Your Board of Directors anticipates that all of the nominees named will be available for election. In the event an unexpected vacancy occurs, your proxy may be voted for the election of a new nominee designated by the Board of Directors.

   Your shares will be voted in favor of the proposals by the Board of Directors to amend Section 1 of Article II of the Code of Regulations and to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Goodyear for 2003 and against the shareholder proposal, unless your instructions are otherwise or you expressly abstain from voting.

   Confidentiality. Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for Goodyear to assert or defend claims, (c) in the case of a contested election of director(s), or (d) at your express request. The inspectors of election and persons processing and tabulating your vote will be representatives of EquiServe Trust Company, N.A.

   Revocability Of Proxy. You may revoke or revise your proxy (whether given by mail, via the Internet or by telephone) by the delivery of a later proxy or by giving notice to Goodyear in writing or in open meeting. Your proxy revocation or revision will not affect any vote previously taken.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    In accordance with the Ohio General Corporation Law and Goodyear’s Articles of Incorporation and Code of Regulations, Goodyear is managed under the direction of the Board of Directors by the chief executive officer and other officers to whom authority has been delegated by the Board.

   The Board of Directors, among other things:

   • selects and evaluates management.

   • considers and acts on other fundamental corporate matters, including:

–	the declaration of dividends,

–	the issuance of capital stock, and

–	the authorization of significant business transactions.

   • reviews Goodyear’s operating results and financial statements.

   • approves capital expenditures.

   • works with senior management in planning Goodyear’s business strategy and establishing its long term and short term business objectives.

   The Board of Directors met seven times during 2002. During 2002, each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served.

   Each of the four nominees, and five of the seven continuing directors, are neither present nor past officers or employees of Goodyear or any of its subsidiaries.

   The Board of Directors has six standing committees.

   Audit Committee. Established in 1967, the Audit Committee is comprised of six directors who are independent, as required by the Audit Committee charter and the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee held five formal meetings during 2002. The current members are J. C. Boland (Chairman), J. G. Breen, E.T. Fogarty, G. D. Forsee, W. J. Hudson, Jr. and M. D. Walker. Mr. Walker will retire immediately prior to the Annual Meeting.

   The Audit Committee, among other things, regularly:

   • reviews the activities of Goodyear’s internal auditors and independent accountants.

   • evaluates Goodyear’s organization and its internal controls, policies, procedures and practices to determine whether they are reasonably designed to:

–	provide for the safekeeping of Goodyear’s assets; and

–	assure the accuracy and adequacy of Goodyear’s records and financial statements.

   • reviews Goodyear’s financial statements and reports.

   • monitors compliance with Goodyear’s internal controls, policies, procedures and practices.

   • receives direct compliance reports from Goodyear’s internal auditors and General Counsel and from the independent accountants.

   • undertakes such other activities as the Board of Directors from time to time may delegate to it.

   The Audit Committee annually:

   • considers the qualifications of the independent accountants of Goodyear and makes recommendations to the Board as to their selection.

   • reviews and approves audit fees and fees for non-audit services rendered or to be rendered by the independent accountants.

   • reviews the audit plan and the services rendered or to be rendered by the independent accountants for each year and the results of their audit for the previous year.

   See, “Report of the Audit Committee” at page 19.

   Compensation Committee. Established in 1979, the Compensation Committee is comprised of seven directors who are not present or past employees of Goodyear or any of its subsidiaries. The Compensation Committee held five formal meetings during 2002. The current members are J. C. Boland, J. G. Breen (Chairman), G. D. Forsee, W. J. Hudson, Jr., A. Pytte, M. D. Walker and J. M. Zimmerman. Mr. Walker will retire immediately prior to the Annual Meeting.

   The Compensation Committee, after consulting with the chief executive officer, establishes, authorizes and administers Goodyear’s compensation policies, practices and plans for Goodyear’s directors, executive officers and other key personnel. The Compensation Committee also advises the Board of Directors regarding directors’ and officers’ compensation and management development and succession plans and undertakes such other activities as may be delegated to it from time to time by the Board of Directors.

   The Compensation Committee also administers Goodyear’s 2002 Performance Plan, Performance Recognition Plan, and certain other compensation and benefit plans sponsored by Goodyear.

   Nominating And Board Governance Committee. The Nominating and Board Governance Committee was established in 1998, replacing the Nominating Committee established in 1978. The Nominating and Board Governance Committee is comprised of seven directors who are not present or past employees of Goodyear or any of its subsidiaries and, as required by the Committee charter, are independent, applying substantially the same standards of independence that are used for Audit Committee membership. The committee held four formal meetings during 2002. The current members are S. E. Arnold, E. T. Fogarty, S. A. Minter, A. Pytte, M. D. Walker, K. D. Wriston and J. M. Zimmerman (Chairman). Mr. Walker and Ms. Wriston will retire immediately prior to the Annual Meeting.

   The principal function of the Nominating and Board Governance Committee is to identify, evaluate and recommend to the Board of Directors candidates for election to the Board of Directors. The Committee also recommends policies and standards for evaluating the overall effectiveness of the Board of Directors in the governance of Goodyear and undertakes such other activities as may be delegated to it from time to time by the Board of Directors.

   Any shareholder desiring to submit a proposed candidate for consideration by the Nominating and Board Governance Committee should send the name of such proposed candidate, together with such biographical data and background information concerning the candidate as the shareholder may desire, to: The Office of the Secretary, The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316-0001.

   Committee On Corporate Responsibility. The Committee on Corporate Responsibility was established in 1976 and is comprised of six directors who are not present or past officers or employees of Goodyear or any of its subsidiaries. The Committee held two formal meetings during 2002. The current members are S. E. Arnold, E. T. Fogarty, G. D. Forsee, S. A. Minter (Chairman), A. Pytte, and K. D. Wriston. Ms. Wriston will retire immediately prior to the Annual Meeting.

   The Committee on Corporate Responsibility reviews Goodyear’s legal compliance programs as well as its business conduct policies and practices and its policies and practices regarding its relationships with shareholders, employees, customers, governmental agencies and the general public. The Committee also recommends appropriate new policies to the Board of Directors.

   Finance Committee. The Finance Committee was established in 2002 and is comprised of six directors who are not present or past officers or employees of Goodyear or any of its subsidiaries. The Committee held its first formal meeting on March 5, 2003. The current members are S. E. Arnold, J. C. Boland, J G. Breen, W. J. Hudson, Jr. (Chairman), K. D. Wriston and J. M. Zimmerman. Ms. Wriston will retire immediately prior to the Annual Meeting.

   The Finance Committee consults with management and makes recommendations to the Board of Directors regarding Goodyear’s capital structure, dividend policy, tax strategies, compliance with terms in financing arrangements, risk management strategies, banking arrangements and lines of credit and pension plan funding.

   The Finance Committee also reviews and consults with management regarding policies with respect to interest rate and foreign exchange risk, liquidity management, counter party risk, derivative usage, credit ratings, and investor relations activities.

   Executive Committee. Established in 2002, the Executive Committee is comprised of the chairperson of each of Goodyear’s other committees and the Chairman of the Board. The Executive Committee held its first formal meeting in December 2002. The current members are J. C. Boland, J. G. Breen, S. G. Gibara (Chairman), W. J. Hudson Jr., S. A. Minter and J. M. Zimmerman. The Executive Committee consults with management and periodically reviews management’s implementation of Goodyear’s financial and business plans, strategies and operations.

ELECTION OF DIRECTORS
(Item 1 on your Proxy)

   The Board of Directors is classified into three classes of directors. At each annual meeting of shareholders, directors of one class are elected, on a rotating basis, to three year terms, to serve as the successors to the directors of the same class whose terms expire at that annual meeting. Each class is currently comprised of four directors, except Class I which has five directors. Following the Annual Meeting, there will be four directors in Class I, four directors in Class II and three directors in Class III. The current terms of the Class III Directors will expire at the Annual Meeting. The current terms of the Class II and Class I Directors will expire at the 2004 and 2005 annual meetings, respectively.

   At the Annual Meeting, three persons are to be elected to serve as Class III Directors, each to a three year term. One person is to be elected to serve as a Class II director and to serve the remaining year of a three year term. The Board of Directors has selected the following nominees recommended by the Nominating and Board Governance Committee for election to the Board of Directors:

Class III
James C. Boland
Steven A. Minter
James M. Zimmerman

Class II
Agnar Pytte

   Information concerning the four nominees is set forth on the following page.

NOMINEES FOR DIRECTOR — CLASS III, Three Year Terms Expiring in 2006

JAMES C. BOLAND

Vice Chairman of Cavs/ Gund Arena Company

Mr. Boland was the President and Chief Executive Officer of Cavs/ Gund Arena Company (the Cleveland Cavaliers and the Cleveland Rockers professional basketball teams and Gund Arena) from 1998 to December 31, 2002, when he became Vice Chairman. Prior to his retirement from Ernst & Young in 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm’s Management Committee. Mr. Boland is a director of Invacare Corporation and The Sherwin-Williams Company.

Chairman of Audit Committee and member of Compensation, Executive and Finance Committees.

Age: 63

Director since: December 18, 2002

STEVEN A. MINTER

President and Executive Director of The Cleveland Foundation, a community trust devoted to health, education, social services and civic and cultural affairs.

Mr. Minter has been the President and Executive Director of The Cleveland Foundation, Cleveland, Ohio, since January 1, 1984. Mr. Minter is a director of Dominion Resources, Inc. and KeyCorp and a trustee of The College of Wooster.

Chairman of Corporate Responsibility Committee and member of Executive and Nominating and Board Governance Committees.

Age: 64

Director since: February 12, 1985

JAMES M. ZIMMERMAN

Chairman of the Board of Federated Department Stores Inc., a national retailer.

Mr. Zimmerman has served as the Chairman of the Board of Federated Department Stores, Inc. since May 1997, and was its Chief Executive Officer from May 1997 to February 2003. Mr. Zimmerman also served as Federated’s President and Chief Operating Officer from May 1988 to May 1997. He was first employed by Federated in 1965. Mr. Zimmerman is also a director of Chubb Corporation, H. J. Heinz Company and Convergys Corporation.

Chairman of Nominating and Board Governance Committee and member of Compensation, Executive and Finance Committees.

Age: 59

Director since: June 5, 2001

NOMINEE FOR DIRECTOR — CLASS II, Term Expiring in 2004

AGNAR PYTTE

Retired. Formerly President and Chief Executive Officer of Case Western Reserve University.

Dr. Pytte was the President and Chief Executive Officer of Case Western Reserve University from July 1, 1987 to June 30, 1999, when he retired. He is President Emeritus of Case Western Reserve University and an Adjunct Professor of Physics at Dartmouth College. Dr. Pytte is a director of A. O. Smith Corporation, the Sherman Fairchild Foundation Inc. and the Accreditation Council for Graduate Medical Education.

Member of Compensation, Corporate Responsibility, and Nominating and Board Governance Committees.

Age: 70

Director since: January 5, 1988

The following two pages contain information concerning the seven continuing directors.

CONTINUING DIRECTORS — CLASS II, Terms Expiring in 2004

JOHN G. BREEN

Retired. Formerly Chairman of the Board of The Sherwin-Williams Company, a manufacturer of paints, coatings and related products.

Mr. Breen was the Chairman of the Board and Chief Executive Officer of The Sherwin-Williams Company from January 15, 1979 to October 25, 1999, when he retired as Chief Executive Officer. He served as Chairman of the Board of The Sherwin-Williams Company until April 26, 2000, when he retired. He is a director of The Sherwin-Williams Company, Mead Westvaco Corporation, Parker-Hannifin Corporation and The Stanley Works.

Chairman of Compensation Committee and member of Audit, Executive and Finance Committees.

Age: 68

Director since: January 7, 1992

EDWARD T. FOGARTY

Retired. Formerly Chairman of the Board, President and Chief Executive Officer of Tambrands, Inc., a consumer products company.

Mr. Fogarty was Chairman of the Board, President and Chief Executive Officer of Tambrands, Inc. from 1996 to 1997, when he retired. He was President and Chief Executive Officer of Tambrands, Inc. from 1994 to 1996. Mr. Fogarty is a director of Avon Products, Inc. and UST, Inc.

Member of Audit, Corporate Responsibility and Nominating and Board Governance Committees.

Age: 66

Director since: June 6, 2000

ROBERT J. KEEGAN

President and Chief Executive Officer of Goodyear

Mr. Keegan joined Goodyear on October 1, 2000, and he was elected President and Chief Operating Officer and a Director of Goodyear on October 3, 2000 and President and Chief Executive Officer effective January 1, 2003. Prior to joining Goodyear, Mr. Keegan was an Executive Vice President of Eastman Kodak Company. He held various marketing, financial and managerial posts at Eastman Kodak Company from 1972 through September 2000, except for a two year period beginning in 1995 when he was an Executive Vice President of Avery Dennison Corporation.

Age: 55

Director since: October 3, 2000

CONTINUING DIRECTORS — CLASS I, Terms Expiring in 2005

SUSAN E. ARNOLD

President, Global Personal Beauty Care and Global Feminine Care of The Procter & Gamble Company

Ms. Arnold has held various marketing and managerial positions at The Procter & Gamble Co. since 1980, and was named President — Global Skin Care in 1999. Since 1999, Ms. Arnold has served as President of various Procter & Gamble businesses, most recently as President — Global Personal Beauty Care and Global Feminine Care.

Member of Corporate Responsibility, Finance and Nominating and Board Governance Committees.

Age: 49

Director since: January 21, 2003

GARY D. FORSEE

Chief Executive Officer, Sprint Corp.

Mr. Forsee has served as Sprint Corp.’s Chief Executive Officer since March 19, 2003. Mr. Forsee also serves on Sprint’s Board of Directors. Prior to joining Sprint Mr. Forsee served as the Vice Chairman-Domestic Operations of BellSouth Corporation from December 2001 to February 2003, and held other managerial positions at BellSouth from September 1999 to December 2001. Prior to joining BellSouth, Mr. Forsee was President and Chief Executive Officer of Global One, a global telecommunications joint venture, from January 1998 to July 1999.

Member of Audit, Compensation and Corporate Responsibility Committees.

Age: 53

Director since: August 6, 2002

SAMIR G. GIBARA

Chairman of the Board of Goodyear

Mr. Gibara joined Goodyear in 1966, serving in various managerial posts prior to being elected President and Chief Operating Officer, and as a director, effective April 15, 1995. Mr Gibara was elected President and Chief Executive Officer effective January 1, 1996, Chairman of the Board, Chief Executive Officer and President effective July 1, 1996 and Chairman of the Board and Chief Executive Officer effective October 3, 2000. Mr. Gibara retired as Chief Executive Officer effective January 1, 2003, but continues to serve as Goodyear’s Chairman of the Board. Mr. Gibara is also a director of International Paper Company.

Chairman of Executive Committee.

Age: 63

Director since: April 15, 1995

WILLIAM J. HUDSON, JR.

Retired. Formerly President and Chief Executive Officer and a Director of AMP, Incorporated, a global manufacturer of electrical and electronic components and assemblies.

Mr. Hudson was the President and Chief Executive Officer of AMP, Incorporated from January 1, 1993 to August 10, 1998. Mr. Hudson served as the Vice Chairman of AMP, Incorporated from August 10, 1998 to April 30, 1999. Mr. Hudson is a director of Carpenter Technology Company and Keithley Instruments Company, a member of the Executive Committee of the United States Council for International Business, and a director of the Pinnacle Health Foundation.

Chairman of Finance Committee and member of Audit, Compensation and Executive Committees.

Age: 68

Director since: November 7, 1995

RETIRING DIRECTORS

Mr. Martin D. Walker, after more than six years of service as a director, and Ms. Kathryn D. Wriston, after more than one year of service as a director, will retire immediately prior to the Annual Meeting.

PROPOSED AMENDMENT TO CODE OF REGULATIONS

(Item 2 on your Proxy)

   Section 1 of Article II of our Code of Regulations provides that “the Board of Directors shall be composed of fifteen members and shall be divided into three classes...” Section 1 also permits the directors to “increase or decrease the number of directors, provided that the directors shall not increase the number of directors to more than nineteen persons or decrease the number to less than eleven persons and, provided further, that the directors shall not decrease the number of directors in any class to fewer than three persons.”

   The Board of Directors is proposing that Section 1 be amended to provide that the Board be composed of eleven members and that the directors may not increase the number of directors to more than fifteen persons or decrease the number of directors to fewer than nine persons. A copy of Section 1 as proposed to be amended is attached as Annex A to this Proxy Statement.

   The Board of Directors presently consists of thirteen persons. Because of the pending retirement of Mr. Walker and Ms. Wriston, the Board of Directors has reduced the size of the Board to eleven persons effective immediately prior to the Annual Meeting.

   Section 1 was last amended in 1987. Since that time there has been a pronounced movement towards smaller boards of directors. According to the 2002 Spencer Stuart analysis of boards of directors of S&P 500 companies, the average board size is 10.9 directors. The 2001 Korn/ Ferry survey showed that the average board size for industrial companies was 10. The 2002 survey by the American Society of Corporate Secretaries, Inc. showed a majority of the nondurable goods manufacturing companies had boards within the seven to twelve person range. The 2001-2002 National Association of Corporate Directors Public Company Governance Survey showed companies classified as “large cap” had between nine and twelve person boards and a majority of the companies surveyed expressed the view that a board of eight to eleven members was optimal.

   Your Board of Directors believes that a smaller Board is in the best interests of Goodyear because smaller boards of directors are more cohesive and allow more time for each director to express his or her views effectively. Largely for these reasons, the trend towards smaller boards has been supported by commentators on corporate governance.

   Finally, with the Board size at eleven, giving effect to the pending retirement of Mr. Walker and Ms. Wriston, your Board of Directors believes that lowering the minimum size of the Board from eleven to nine persons is advisable in order to afford greater flexibility in the event unforeseen vacancies arise.

   At the date of the Annual Meeting, the Board of Directors will consist of eleven persons divided into three classes. If the proposed amendment to the Code of Regulations is approved and your Board of Directors were to reduce the size of the Board to nine persons equally divided into three classes, the number of shares needed to elect a director through the exercise of cumulative voting rights would be approximately 25% greater than it would be if a class consisted of four persons.

   Your Board of Directors recommends that shareholders vote FOR the proposal to amend Section 1 of Article II of the Code of Regulations (Proxy Item 2).

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item 3 on your Proxy)

   PricewaterhouseCoopers LLP (“PwC”) served as Goodyear’s independent accountants for the year ended December 31, 2002. In addition to rendering audit services during 2002, PwC performed various information technology and other non-audit services for Goodyear and its subsidiaries.

   The fees and expenses for services rendered to Goodyear by PwC during 2002 were:

Audit Fees and Expenses	$6,865,000
Financial Information Systems
Design and Implementation
Fees and Expenses	$1,190,000
All Other Fees and Expenses	$4,341,000

   The Board of Directors, on the recommendation of the Audit Committee, has appointed PwC as independent accountants for Goodyear for the year ending December 31, 2003. In making its recommendation, the Audit Committee reviewed past audit results and the information systems design and implementation and other non-audit services performed during 2002 and proposed to be performed during 2003. In selecting PwC, the Audit Committee and the Board of Directors carefully considered their independence. The Audit Committee has determined that the performance of such non-audit services did not impair the independence of PwC.

   PwC have confirmed to Goodyear that they are in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and

Exchange Commission governing auditor independence. See “Report of the Audit Committee” at page 19.

   Representatives of PwC will attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and have advised Goodyear that they will be available to respond to appropriate questions of shareholders.

   The following resolution will be presented by your Board of Directors at the Annual Meeting:

“Resolved, that the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2003 is hereby ratified.”

   In the event the appointment of PwC is not ratified by the shareholders, the adverse vote will be deemed to be an indication to the Board of Directors that it should consider selecting other independent accountants for 2004.

   Your Board of Directors recommends that shareholders vote FOR ratification (Proxy Item 3).

SHAREHOLDER PROPOSAL

(Item 4 on your Proxy)

   The proposal set forth below has been submitted by a shareholder. Goodyear will furnish to any person, orally or in writing as requested, the name and address of, and the number of shares of Common Stock held by, the shareholder proponent promptly upon any written or oral request.

“Shareholder Proposal

(Item 4 on your Proxy)

   A shareholder has given notice that it intends to present the proposal set forth below for action at the Annual Meeting.

3 — Shareholder Vote on Poison Pills

This topic won an average 60%-yes vote at
50 companies in 2002

This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980’s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/ HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder participation.

Shareholder Vote on Poison Pills

Yes on 4”

Statement of Board of Directors

Opposing Shareholder Proposal

   Your Board of Directors adopted Goodyear’s Shareholder Rights Plan (the “Plan”) in accordance with the Ohio General Corporation Law for the benefit of all shareholders. The Plan, which will expire in 2006, was adopted by the Board of Directors in 1996 to replace a similar plan adopted in 1986. The purpose of the Plan is to strengthen the Board’s ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders’ investment in Goodyear in the event of an attempt to acquire control of Goodyear. The Plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire Goodyear at a fair price. The Plan gives your Board of Directors maximum flexibility in negotiating with any prospective purchaser of control of Goodyear.

   A 1994 study by two University of Rochester economists concluded that the shareholder rights plans studied had no meaningful effect on the prices of the stock of the adopting companies, improved the bargaining position of target firms and are reliably associated with higher premiums for selling shareholders. A 1997 J.P. Morgan study found that ordinarily a higher premium was paid where a takeover target had a rights plan in place. A Georgeson & Co. study completed in November 1997 reported that premiums paid to target companies with rights plans were on the average eight percentage points, or 26 percent, higher than premiums paid for target companies without rights plans. Georgeson estimated that rights plans had contributed an additional $13 billion in shareholder value during the period studied (1992-1996) and that shareholders of acquired companies without such plans gave up $14.5 billion. Moreover, Georgeson & Co. reported that the existence of a rights plan did not increase the likelihood that a friendly takeover offer would be withdrawn or that a hostile offer would be defeated.

   Your Board of Directors believes the evidence clearly indicates that shareholder rights plans generally serve their principal objectives of protecting shareholders against abusive takeover tactics and increasing the bargaining power of boards of directors to obtain greater value for all shareholders. Moreover, more than half of the Standard & Poor’s 500 companies have adopted shareholder rights plans, a clear indication that they are considered the single most effective tool available to directors in fulfilling their fiduciary duties in the context of a takeover attempt.

   Following last year’s Annual Meeting of Shareholders, and as a result of the vote of approximately 49% of the shares outstanding on a similar proposal at that meeting, the Board of Directors conducted an extensive review of the Plan. Independent advisors presented the Board with an analysis of various options with respect to the Plan. After an extensive discussion, the Board of Directors concluded that it was in the interests of shareholders for the Plan to remain in effect. The Board of Directors had previously amended the Plan in 2000 to eliminate a feature commonly known as a “dead hand” provision.

   Your Board of Directors believes shareholder rights plans neither reduce management accountability nor adversely affect shareholder value. Redeeming the rights would remove an important tool that the Board should have for the protection of shareholders. The Board therefore believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal. In the absence of any indication of an adverse impact of Goodyear’s Shareholder Rights Plan on shareholders, your Board of Directors strongly believes it should remain in effect because it benefits all shareholders.

   Your Board of Directors recommends that shareholders vote AGAINST the adoption of the Shareholder Proposal (Proxy Item 4).

OTHER BUSINESS

   Your Board of Directors does not intend to bring any other business before the Annual Meeting and is not aware of any other business intended to be presented by any other person.

   After the conclusion of the matters described above, shareholders will have an opportunity to ask appropriate questions regarding Goodyear and its operations.

   If any other matters properly come before the Annual Meeting, your proxy will be voted by Messrs. Breen, Gibara and Keegan in such manner as they, in their discretion, deem appropriate.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The firms identified in the table below have reported that they beneficially owned at December 31, 2002 more than 5% of the outstanding shares of the Common Stock as follows:

	Shares of Common	Percent of Common
Name and Address	Stock Beneficially	Stock Outstanding
of Beneficial Owner	Owned	Beneficially Owned

Brandes Investment Partners, L.P. and related parties
11988 El Camino Real, Suite 500
San Diego, California 92130	23,825,571 (1)	13.6%

AXA, The Mutuelles AXA (as a group), AXA Financial, Inc., Alliance Capital Management L.P. and related companies
1290 Avenue of the Americas
New York, New York 10104	9,453,812 (2)	5.4%

Notes:

(1)	Shared dispositive power in respect of 23,825,571 shares and shared voting power in respect of 18,411,947 shares, as stated in a Schedule 13G dated February 14, 2003.

(2)	Sole dispositive power in respect of all shares, sole voting power in respect of 5,922,092 shares and shared voting power in respect of 459,681 shares, as stated in a Schedule 13G dated February 12, 2003.

   In addition, The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, has indicated that at the record date it held 26,298,540 shares, or approximately 15.0% of the outstanding shares, of Common Stock, including 24,490,357 shares, or approximately 14.0% of the outstanding shares, of Common Stock held as the trustee of three employee savings plans sponsored by Goodyear and certain subsidiaries.

   On the record date, each director and nominee, each person named in the Summary Compensation Table on page 12, and all directors and executive officers as a group, beneficially owned the number of shares of Common Stock set forth in the Beneficial Ownership of Management table below.

BENEFICIAL OWNERSHIP OF MANAGEMENT

	Beneficial Ownership at February 28, 2003 (1)

			Shares of
	Shares of		Common Stock	Shares of Common
	Common Stock		Held in	Stock Subject to	Deferred Share
Name	Owned Directly (2)		Savings Plan (3)	Exercisable Options (4)	Equivalent Units

Susan E. Arnold	-0-		-0-	-0-	-0-
James C. Boland	3,000		-0-	-0-	-0-
John G. Breen	5,200	(5)(6)	-0-	-0-	19,935	(12)
Edward T. Fogarty	1,000	(7)	-0-	-0-	9,662	(12)
Gary D. Forsee	1,000		-0-	-0-	1,082	(12)
Samir G. Gibara	27,076		-0-	893,900	21,401	(13)
William J. Hudson, Jr	5,000		-0-	-0-	13,425	(12)
Jarro F. Kaplan	3,000		-0-	58,320	-0-
Robert J. Keegan	65,182	(8)	461	187,500	-0-
Steven A. Minter	1,580	(6)	-0-	-0-	7,965	(12)
Agnar Pytte	1,200	(6)	-0-	-0-	21,689	(12)
Michael J. Roney	200	(9)	227	69,450	697	(13)
Robert W. Tieken	4,732	(10)	1,310	144,250	4,700	(13)
Martin D. Walker	1,000		-0-	-0-	18,681	(12)
Kathryn D. Wriston	5,000		-0-	-0-	1,505	(12)
James M. Zimmerman	2,635		-0-	-0-	1,868	(12)

All directors, the Named Officers and all other executive officers as a group (37 persons)	207,829	(11)	30,383	2,160,429	157,697

Notes:

(1)	The number of shares indicated as beneficially owned by each of the directors and named executive officers, and the 2,398,641 shares of Common Stock indicated as beneficially owned by all directors and officers as a group, and the percentage of Common Stock outstanding beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. In each case, beneficial ownership is less than one percent of all outstanding shares of Common Stock.

(2)	Unless otherwise indicated in a subsequent note, each person named and each member of the group has sole voting and investment power with respect to the shares of Common Stock shown.

(3)	Shares held in trust under Goodyear’s Employee Savings Plan for Salaried Employees.

(4)	Shares which may be acquired upon the exercise of options which are exercisable prior to April 29, 2003 under Goodyear’s 2002 Performance Plan (the “2002 Plan”), Goodyear’s 1997 Performance Incentive Plan (the “1997 Plan”) and the 1989 Goodyear Performance and Equity Incentive Plan (the “1989 Plan”).

(5)	Includes 5,000 shares jointly owned by Mr. Breen and his spouse.

(6)	Includes 200 shares acquired pursuant to Goodyear’s 1994 Restricted Stock Award Plan for Non-employee Directors, which shares are subject to certain restrictions.

(7)	Shares owned jointly by Mr. Fogarty and his spouse.

(8)	Includes 50,000 shares acquired under the 1997 Plan and a Restricted Stock Purchase Agreement and 13,000 shares owned by his spouse.

(9)	Shares owned jointly by Mr. Roney and his spouse.

(10)	Includes 2,000 shares owned jointly by Mr. Tieken and his spouse.

(11)	Includes 181,286 shares owned of record and beneficially or owned beneficially through a nominee, and 26,543 shares held by or jointly with family members of certain directors and executive officers.

(12)	Deferred units, each equivalent to a hypothetical share of Common Stock, accrued to accounts of the director under Goodyear’s Outside Directors’ Equity Participation Plan, payable in cash following retirement from the Board of Directors. See “Directors’ Compensation” at page 18.

(13)	Units, each equivalent to a hypothetical share of Common Stock, deferred pursuant to performance awards earned under the 1997 Plan and the 1989 Plan and receivable in cash, shares of Common Stock, or any combination thereof, at the election of the executive officer.

EXECUTIVE OFFICER COMPENSATION

SUMMARY OF COMPENSATION

   The table below sets forth information regarding the compensation of the Chief Executive Officer of Goodyear and the persons who were, at December 31, 2002, the other four most highly compensated executive officers of Goodyear (the “Named Officers”) for services in all capacities to Goodyear and its subsidiaries during 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

					Long Term Compensation

					Awards		Payouts
	Annual Compensation
						Securities
				Other		Underlying	Long Term	All
				Annual	Restricted	Options/	Incentive	Other
				Compen-	Stock	SARs	Plan	Compen-
			Bonus	sation	Award(s)	(Number	Payouts	sation
		Salary	(Dollars)	(Dollars)	(Dollars)	of	(Dollars)	(Dollars)
Name and Principal Position	Year	(Dollars)	(1)	(2)	(3)	Shares)	(4)	(5)

Samir G. Gibara	2002	$1,250,000	-0-	$441,692	-0-	-0-	-0-	$11,890
Chairman of the Board (6)	2001	1,250,000	$930,675	9,000	-0-	200,000	-0-	35,476
	2000	1,100,000	175,562	9,000	-0-	170,000	-0-	40,665

Robert J. Keegan	2002	840,000	-0-	8,250	-0-	140,000	-0-	5,100
President and	2001	826,667	566,724	81,686	-0-	90,000	-0-	5,100
Chief Executive Officer (7)	2000	200,000	432,000	4,500	$864,000	330,000	-0-	-0-

Michael J. Roney	2002	370,000	224,000	-0-	-0-	28,000	-0-	17,270
President, European Union	2001	323,333	159,876	-0-	-0-	25,000	-0-	17,100
Region (8)	2000	260,000	45,104	2,000	-0-	20,000	-0-	17,100

Robert W. Tieken	2002	465,000	82,500	8,250	-0-	40,000	-0-	6,889
Executive Vice President and	2001	460,000	283,635	-0-	-0-	40,000	-0-	15,404
Chief Financial Officer	2000	435,417	54,318	18,000	-0-	35,000	-0-	17,503

Jarro F. Kaplan	2002	270,000	255,000	-0-	-0-	17,000	-0-	12,000
President, Eastern Europe,	2001	238,009	78,575	-0-	-0-	15,000	-0-	12,000
Africa and Middle East Region (9)	2000	190,428	17,400	-0-	-0-	10,200	-0-	12,000

Notes to Summary Compensation Table:

(1)	Amounts awarded under the Performance Recognition Plan. In respect of 2001, the amounts indicated also include amounts awarded in cash and shares of Common Stock to Messrs. Gibara, Keegan, Roney and Tieken pursuant to one year performance awards under the 1997 Plan. The amount awarded to Mr. Keegan in respect of 2000, and paid in February 2001, was pursuant to his employment agreement. The payment of all of the awards to Mr. Gibara in respect of 2001 and 2000, and all of the award to Mr. Keegan in respect of 2001, was deferred pursuant to the Deferred Compensation Plan for Executives. Additional information regarding the amounts awarded to the Named Officers and other executive officers under the Performance Recognition Plan for 2002 is contained in the Compensation Committee Report On Executive Compensation beginning at page 20.

(2)	Amounts shown represent payment to Mr. Gibara of $432,692 for vacation accrued but not taken in 2001 and 2002, the cost to Goodyear of tax and financial planning assistance provided to the Named Officers by third parties, and moving expenses of $75,311 paid to Mr. Keegan in 2001.

(3)	Mr. Keegan purchased 50,000 shares of Common Stock for a purchase price of $.01 per share on October 3, 2000. Through October 3, 2002, the shares were subject to transfer and other restrictions and to Goodyear’s option to repurchase under specified circumstances at a price of $.01 per share. The dollar value reported ($864,000) represents the market value of the shares at the date of grant ($17.29 per share on October 3, 2000), less the purchase price. The restrictions and Goodyear’s option and all other restrictions in respect of all 50,000 shares of Common Stock lapsed on October 3, 2002. Mr. Keegan received all dividends paid on the shares of Common Stock. The value of the 50,000 shares of Common Stock (net of the purchase price) was $426,000 at October 3, 2002 and was $340,500 at December 31, 2002, based on a closing price on the New York Stock Exchange of $8.53 per share on October 3, 2002 and $6.81 on December 31, 2002. No other shares of restricted stock were granted, awarded or issued by Goodyear to any Named Officer during 2002, 2001 or 2000.

(4)	No payouts were earned in 2002, 2001 or 2000 pursuant to performance equity grants under the 1997 Plan for performance periods ended December 31, 2002, 2001 or 2000, except as reported at Note 1 above.

(5)	All Other Compensation consists of:

(a)	for 2002 (i) the value of deferred Common Stock equivalent units accrued as dividend equivalents during 2002 in respect of units awarded and deferred in February of 2001, 2000, 1999, 1998 and 1997, each unit valued at $6.81 (the per share closing price of the Common Stock on December 31, 2002), (ii) $5,100 of matching contributions under Goodyear’s Savings Plan and (iii) foreign service premium payments to Mr. Roney and Mr. Kaplan of $12,000;

(b)	for 2001 (i) the value of deferred Common Stock equivalent units accrued as dividend equivalents during 2001 in respect of units awarded and deferred in February of 2000, 1999, 1998 and 1997, each unit valued at $23.81 (the per share closing price of the Common Stock on December 31, 2001), (ii) $5,100 of matching contributions under Goodyear’s Savings Plan and (iii) foreign service premium payments to Mr. Roney and Mr. Kaplan of $12,000; and

(c)	for 2000 (i) the value of deferred Common Stock equivalent units accrued as dividend equivalents during 2000, each unit valued at $22.99 (the per share closing price of the Common Stock on December 29, 2000), (ii) $5,100 of matching contributions under Goodyear’s Savings Plan and (iii) foreign service premium payments to Mr. Roney and Mr. Kaplan of $12,000.

Mr. Kaplan did not receive matching contributions under Goodyear’s Savings Plan in 2000, 2001 or 2002.

(6)	Mr. Gibara served as Chief Executive Officer from January 1, 1996 through December 31, 2002.

(7)	Mr. Keegan became a Goodyear employee on October 1, 2000 and served as President and Chief Operating Officer from October 3, 2000 until he was elected the President and Chief Executive Officer effective January 1, 2003.

(8)	Mr. Roney has served as President, European Union Region since May 7, 2001. He served as President, Eastern Europe, Africa and Middle East Region from July 1, 1999 until May 6, 2001.

(9)	Mr. Kaplan has served as President, Eastern Europe, Africa and Middle East Region since May 7, 2001. He served as Managing Director of Deutsche Goodyear from 1999 until May 6, 2001.

OPTION/SAR GRANTS IN 2002

   The table below shows all grants of stock options and SARs during 2002 to the Named Officers. Ordinarily, Stock Options and SARs are granted annually in December of each year.

OPTION/SAR GRANTS IN 2002

	Individual Grants

					Potential Realizable Value
	Number of Securities	% of Total			at Assumed Annual Rates of
	Underlying	Options/	Exercise		Stock Price Appreciation for
	Options/SARs	SARs	or		Option Term
	Granted	Granted to	Base Price		(Dollars)(3)(4)
	(Number of	Employees	(Dollars per	Expiration
Name	Shares)(1)	in 2002	Share)(2)	Date	5%	10%

Samir G. Gibara	0	—	—	—	—	—
Robert J. Keegan	140,000	4.6%	$7.94	12-03-12	$698,600	$1,771,000
Michael J. Roney	28,000	.9	7.94	12-03-12	139,720	354,200
Robert W. Tieken	40,000	1.3	7.94	12-03-12	199,600	506,000
Jarro F. Kaplan	17,000	.55	7.94	12-03-12	84,830	215,050

Notes To Option/ SAR Grants Table:

(1)	On December 3, 2002, stock options in respect of an aggregate of 3,067,020 shares of Common Stock were granted to 908 persons, including the Named Officers. All shares are the subject of non-qualified stock options. Each stock option will become exercisable in respect of 25% of the shares covered thereby on each of the first four anniversaries of the grant date. Each unexercised stock option terminates automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, the stock option will become immediately exercisable and remain exercisable until its expiration date, and (b) in the event of the death of the optionee more than six months after the grant thereof, each stock option will become exercisable and remain exercisable for up to three years after the date of death of the optionee. Each option also includes the right to the automatic grant of a new option (a “reinvestment option”) for that number of shares tendered in the exercise of the original stock option. The reinvestment option will be granted on, and will have an exercise price equal to the fair market value of the Common Stock on, the date of the exercise of the original stock option and will be subject to the same terms and conditions as the original stock option except for the exercise price and the reinvestment option feature.

(2)	The exercise price of each stock option is equal to 100% of the per share fair market value of the Common Stock on the date granted. The option exercise price and/or withholding tax obligations may be paid by delivery of shares of Common Stock valued at the market value on the date of exercise.

(3)	The dollar amounts shown reflect calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. No economic benefit to the optionees is possible without an increase in price of the Common Stock, which will benefit all shareholders commensurately.

(4)	In order to realize the potential values set forth in the 5% and 10% columns of the Table, the per share price of the Common Stock would be $12.93 and $20.59, respectively.

OPTION/SAR 2002 EXERCISES AND YEAR-END VALUES

   The table below sets forth certain information regarding option and SAR exercises during 2002, and the value of options/ SARs held at December 31, 2002, by the Named Officers.

AGGREGATED OPTION/SAR EXERCISES IN 2002 AND

DECEMBER 31, 2002 OPTION/SAR VALUES

			Number of Securities
			Underlying
			Unexercised		Value of Unexercised
	Shares		Options/SARs at		In-the-Money Options/SARs
	Acquired		December 31,2002		at December 31,2002
	on Exercise	Value	(Number of Shares)		(Dollars)(1)
	(Number of	Realized
Name	Shares)	(Dollars)	Exercisable	Unexercisable	Exercisable	Unexercisable

Samir G. Gibara	-0-	-0-	596,400	297,500	$0	$0
Robert J. Keegan	-0-	-0-	187,500	372,500	0	0
Michael J. Roney	-0-	-0-	68,200	62,500	0	0
Robert W. Tieken	-0-	-0-	144,250	98,750	0	0
Jarro F. Kaplan	-0-	-0-	60,564	37,718	0	0

Note to Option/ SAR Exercises and Year-End Values Table:

(1)	Determined using $6.81 per share, the closing price of the Common Stock on December 31, 2002, as reported on the New York Stock Exchange Composite Transactions tape.

LONG TERM INCENTIVE AWARDS

   The table below sets forth the long term incentive grants made in 2002 to the Named Officers, all of which were performance equity unit grants made under the 2002 Plan.

LONG TERM INCENTIVE PLANS — AWARDS IN 2002

			Estimated Future Payouts Under Non-Stock
	Number of Shares,		Price-Based Plans(2)(3)
	Units or
	Other Rights		Threshold	Target	Maximum
	(expressed in	Performance	(expressed in	(expressed in	(expressed in
	Number of	or Other	Number of	Number of	Number of
	Shares of	Period Until	Shares of	Shares of	Shares of
	Common Stock)	Maturation or	Common	Common	Common
Name	(1) (2)	Payout(2)	Stock)(4)	Stock)(5)	Stock)(6)

Samir G. Gibara	0	1/1/03 to 12/31/05	0	0	0
Robert J. Keegan	60,000	1/1/03 to 12/31/05	18,000	60,000	90,000
Michael J. Roney	12,000	1/1/03 to 12/31/05	3,600	12,000	18,000
Robert W. Tieken	15,000	1/1/03 to 12/31/05	4,500	15,000	22,500
Jarro F. Kaplan	7,000	1/1/03 to 12/31/05	2,100	7,000	10,500

Notes to Long Term Incentive Plan Awards Table:

(1)	On December 3, 2002, performance equity units (the “Units”) were granted to the Named Officers and 21 other executive officers. The grant relates to a three-year performance period ending December 31, 2005. The number of Units paid to each grantee at the end of the performance period will be determined by the extent to which the performance goals are achieved. Payouts will be made 50% in cash and 50% in shares of Common Stock in February of 2006, except to the extent the grantee elects to defer payment of all or a part of the Units awarded or deferral is required by the Compensation Committee. Units deferred will be in the form of Common Stock equivalent Units, which will earn dividend equivalents, payable in shares of Common Stock, in a cash amount per Unit equal to the value of a share of Common Stock at the distribution date, or in any combination thereof at the election of the grantee. Generally, a grantee must be an employee at the end of the performance period to receive any payments. If a grantee dies, retires or becomes disabled prior to the end of the performance period, the grantee will receive a prorated portion of any Units earned based on the number of months during the performance period he or she was an employee.

(2)	The performance measure for 50% of each Unit is based on Goodyear’s average annual return on invested capital during the performance period. The other 50% of each Unit will be paid based on Goodyear’s total shareholder return relative to a peer group consisting of the firms (other than Goodyear) included in the S&P Auto and Components Industry Index.

(3)	Payouts ranging from 30% to 150% of the Units granted may be earned. The amount ultimately realized by a grantee will depend on Goodyear’s average annual total shareholder return (with payouts ranging from 30% of the Units if the total shareholder return equals or exceeds the 30th percentile of the peer group to 75% of the Units if Goodyear’s total shareholder return during the relevant performance period equals or exceeds the 75th percentile of the peer group) and return on invested capital (with payouts ranging from 35% if a 9.3% average annual return is achieved to 75% if a 15.3% average annual return is achieved) during the applicable performance period and the per share value of the Common Stock when the Units earned are ultimately paid.

(4)	Either Goodyear’s total shareholder return must be in the 30th percentile of the peer companies or Goodyear’s return on invested capital must be 9.3% or greater before any Units will be earned.

(5)	If Goodyear’s return on invested capital is 12.3% and Goodyear’s total shareholder return is in the 50th percentile of the peer companies, 100% of the Units will be earned. Other combinations of achievement in respect of the two performance criteria may also result in a payout of 100% of the Units.

(6)	If Goodyear’s average annual return on invested capital is 15.3% or greater and its total shareholder return is at least in the 75th percentile of the peer companies, 150% of the Units will be earned.

OTHER COMPENSATION PLAN INFORMATION

Stock Options and SARs

   At February 28, 2003, stock options (including, in the case of certain options, tandem SARs) in respect of 19,844,381 shares were outstanding under the 2002, 1997 and 1989 Plans having a weighted average exercise price of $32.49.

Performance Recognition Plan

   Approximately 846 key employees, including all executive officers of Goodyear, will participate in the Performance Recognition Plan of Goodyear (the “Performance Plan”) for plan year 2003. On December 3, 2002, the Committee selected the participants, established their respective target bonuses, and approved the performance criteria and goals. Awards in respect of plan year 2003 will be made in 2004 based on each participant’s level of achievement of his or her goals, the Chief Executive Officer’s (or, in the case of participants who are not officers, other officers’ of Goodyear) evaluation of the extent of the participant’s contribution to Goodyear, and the Committee’s determination of the amount available for payment to the relevant group of participants. Awards, if any, will be paid (except to the extent deferred by the Committee) in cash. Target bonuses under the Performance Plan have been established for calendar year 2003 as follows: Mr. Gibara, none; Mr. Keegan, $1,000,000; Mr. Roney, $280,000; Mr. Tieken, $330,000; Mr. Kaplan, $180,000; and all participants (846 persons) as a group, $27,427,800.

Savings Plan

   Goodyear sponsors the Employee Savings Plan for Salaried Employees (the “Savings Plan”). An eligible employee, including officers, may contribute 1% to 50% of his or her compensation to the Savings Plan, subject to an annual contribution ceiling ($12,000 in 2003). Savings Plan participants who are age 50 or older and contributing at the maximum plan limits or at the annual contribution ceiling are entitled to make “catch-up” contributions annually up to a specified amount ($2,000 in 2003). Contributions to the Savings Plan are not included in the current taxable income of the employee pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. Employee contributions are invested, at the direction of the participant, in any one or more of the nine available funds and/or in mutual funds under a self directed account.

   During 2002, Goodyear matched at a 50% rate each dollar contributed by a participating employee up to a maximum of the lesser of (i) $10,200 and (ii) 6% of the participant’s compensation during 2002. Goodyear contributions are invested by the Savings Plan trustee in shares of Common Stock. Goodyear suspended the matching program effective January 1, 2003. Participants with three years of service or who have attained age 52 may transfer all or any whole percentage of their employer match funds from the Goodyear Stock Fund to any one or more of the other investment alternatives.

Severance Plan

   The Goodyear Employee Severance Plan (the “Severance Plan”), adopted on February 14, 1989, provides that, if a full-time salaried employee of Goodyear or any of the domestic subsidiaries (who participates in the Salaried Pension Plan) with at least one year of service is involuntarily terminated (as defined in the Severance Plan) within two years following a change in control, the employee is entitled to severance pay, either in a lump sum or, at the employee’s election, on a regular salary payroll interval basis.

   The severance pay will equal the sum of (a) two weeks’ pay for each full year of service with Goodyear and its subsidiaries and (b) one month’s pay for each $12,000 of total annual compensation (the base salary rate in effect at the date of termination, plus all incentive compensation received during the twelve months prior to his or her separation). Severance pay may not exceed two times the employee’s total annual compensation.

   In addition, medical benefits and basic life insurance coverage will be provided to each employee on the same basis as in effect prior to his or her separation for a period of weeks equal to the number of weeks of severance pay. A change in control is deemed to occur upon the acquisition of 35% or more of the Common Stock by any “acquiring person” or any change in the composition of the Board of Directors of Goodyear with the effect that a majority of the directors are not “continuing directors.”

   If the Named Officers had been involuntarily terminated as of December 31, 2002 (following a change in control), the amount of severance pay due would have been: Mr. Gibara, $4,000,000; Mr. Keegan $2,640,000; Mr. Roney $1,062,254; Mr. Tieken, $1,425,000; and Mr. Kaplan, $707,151.

Deferred Compensation Plan

   Goodyear’s Deferred Compensation Plan for Executives provides that an eligible employee may elect to defer all or a portion of his or her Performance Plan award and/or annual salary by making a timely deferral election. Several deferral period options are available. All amounts deferred earn amounts equivalent to the returns on one or more of five reference investment funds, as selected by the participant. The plan was amended in 2002 to eliminate a provision that required the automatic deferral of any cash compensation earned which, if paid as and when due, would not be deductible by Goodyear for federal income tax purposes by reason of Section 162(m) of the Code. The right of deferral was not made available to any employee for the year 2003.

RETIREMENT BENEFITS

   Goodyear maintains a Salaried Pension Plan (the “Pension Plan”), a defined benefit plan qualified under the Code, in which many salaried employees, including most executive officers, participate. The Pension Plan permits any eligible employee to make monthly optional contributions up to a maximum 2003 contribution of $3,565. The Code limits the maximum amount of earnings that may be used in calculating benefits under the Pension Plan, which limit is $200,000 for 2003. The Pension Plan provides benefits to participants who have at least five years of service upon any termination of employment.

   Goodyear also maintains a Supplementary Pension Plan (the “Supplementary Plan”), a non-qualified, unfunded plan which provides additional retirement benefits to certain officers and other key employees. The Supplementary Plan provides pension benefits to participants who have at least 30 years of service or have ten years of service and are age 55 or older.

   Under the Pension Plan and the Supplementary Plan (the “Pension Plans”), benefits payable to a participant who retires between ages 55 and 65 are subject to a reduction for each full year of retirement before age 65. Participants may elect a lump sum payment of benefits under the Pension Plans, subject to the approval of the Compensation Committee in respect of benefits under the Supplementary Plan.

   The table below shows estimated annual benefits payable at selected earnings levels under the Pension Plans assuming retirement on July 1, 2003 at age 65 after selected periods of service.

   The pension benefit amounts shown include the maximum benefits obtainable and assume payments are made on a five year certain and life annuity basis and are not subject to any deduction for social security or any other offsets. Pension benefits are based on the retiree’s highest average annual earnings, consisting of salary and cash payments under the Performance Recognition Plan, for any five calendar years out of the ten years immediately preceding his or her retirement (assuming full participation in the contributory feature of the Pension Plan).

   Earnings covered by the Pension Plans are substantially equivalent to the sum of the amounts set forth under the “Salary” and “Bonus” columns of the Summary Compensation Table on page 12. The years of credited service under the Pension Plans for the Named Officers are: Mr. Gibara, 36 years; Mr. Keegan, 31 years (Supplementary Plan only); Mr. Roney, 21 years; Mr. Tieken, 8 years; and Mr. Kaplan, 33 years.

PENSION PLAN TABLE

5 Year Average	Estimated annual benefits upon retirement at July 1,2003,for years of service indicated.
Annual
Remuneration	10 Years	15 Years	25 Years	30 Years	35 Years	40 Years	45 Years

$250,000	$50,134	$68,708	$98,598	$110,382	$118,301	$124,957	$131,536
500,000	105,134	143,708	206,098	230,382	245,801	259,957	274,036
750,000	160,134	218,708	313,598	350,382	373,301	394,957	416,536
1,000,000	215,134	293,708	421,098	470,382	500,801	529,957	559,036
1,250,000	270,134	368,708	528,598	590,382	628,301	664,957	701,536
1,500,000	325,134	443,708	636,098	710,382	755,801	799,957	844,036
1,750,000	380,134	518,708	743,598	830,382	883,301	934,957	986,536
2,000,000	435,134	593,708	851,098	950,382	1,010,801	1,069,957	1,129,036
2,500,000	545,134	743,708	1,066,098	1,190,832	1,265,801	1,339,957	1,414,036

EMPLOYMENT AGREEMENT

   Mr. Keegan and Goodyear entered into an agreement, dated September 11, 2000, which provided, among other things, for the employment of Mr. Keegan as President and Chief Operating Officer.

   Under the agreement, Mr. Keegan received an initial base salary of $800,000 per year and an annual bonus with an annual target payout of $640,000. In accordance with the agreement and determinations of the Compensation Committee, Mr. Keegan was also granted a stock option for 250,000 shares of Common Stock on October 3, 2000, at an $18.25 per share exercise price. The agreement also set forth the Company’s expectation with respect to grants to be made under Goodyear’s long-term incentive program. The agreement stated that the target amount of stock option grants for Mr. Keegan’s position was 140,000 shares. The agreement noted that this amount was subject to reduction if the Company adopted an additional component to the program.

   As contemplated by the agreement, on December 4, 2000, Mr. Keegan was granted stock options for 80,000 shares of Common Stock at an exercise price of $17.68 per share and on December 5, 2000 he was awarded performance unit grants for 12,000 units for the performance period ending December 31, 2001, for 24,000 units for the performance period ending December 31, 2002, and for 36,000 units for the performance period ending December 31, 2003.

   In accordance with the agreement and under the 1997 Plan, Mr. Keegan entered into a Restricted Stock Purchase Agreement dated October 3, 2000, pursuant to which he purchased 50,000 shares of the Common Stock for $.01 per share, which shares could not be transferred by Mr. Keegan prior to October 3, 2002 and were subject to a repurchase option whereby Goodyear could have repurchased all or a portion of such shares at $.01 per share through October 3, 2002 if Mr. Keegan ceased to be employed by Goodyear for any reason (other than his death or disability) prior to October 3, 2002. On October 3, 2002 Goodyear’s conditional repurchase option expired and all other restrictions on transfer lapsed.

   Mr. Keegan will also receive a total pension benefit equal to what he would have earned under the Pension Plans if his service with Goodyear were equal to the total of his service with Goodyear and Eastman Kodak Company. Mr. Keegan also received a $10,000 relocation allowance. He also receives the same non-salary benefits generally made available to Goodyear executive officers.

CONSULTING AGREEMENT

   Mr. Gibara and Goodyear entered into an agreement, dated February 4, 2003, which provides for the retention of Mr. Gibara as a consultant to Goodyear from January 1, 2003 through December 31, 2003. Under the agreement, Mr. Gibara is to provide assistance and advice to Goodyear executives and is to receive $180,000 payable in equal monthly installments. The payments under the consulting agreement are in addition to any fees Mr. Gibara may be entitled to as a non-employee director.

DIRECTORS’ COMPENSATION

   Goodyear directors who are not officers or employees of Goodyear or any of its subsidiaries receive, as compensation for their services as a director, $8,750 per calendar quarter, plus $1,700 for each board and committee meeting attended ($1,000 if the meeting is attended by telephone). Travel and lodging expenses incurred in attending board and committee meetings are paid by Goodyear. A director who is also an officer or an employee of Goodyear or any of its subsidiaries does not receive additional compensation for his or her services as a director. Directors serving as committee chairpersons receive an additional $5,000 per year.

   Directors who are not current or former employees of Goodyear or its subsidiaries participate in the Outside Directors’ Equity Participation Plan (the “Directors’ Equity Plan”). The Directors’ Equity Plan is intended to further align the interests of directors with the interests of shareholders by making part of each director’s compensation dependent on the value and appreciation over time of the Common Stock.

   Under the Directors’ Equity Plan, on the first business day of each calendar quarter each eligible director who has been a director for the entire preceding calendar quarter will have $7,500 accrued to his or her plan account. Amounts accrued are converted into units equivalent in value to shares of Common Stock at the fair market value of the Common Stock on the accrual date. The units will receive dividend equivalents at the same rate as the Common Stock, which dividends will also be converted into units in the same manner. The Directors’ Equity Plan also permits each participant to annually elect to have 25%, 50%, 75% or 100% of his or her retainer and meeting fees deferred and converted into share equivalents on substantially the same basis.

   A participating director is entitled to benefits under the Directors’ Equity Plan after leaving the Board of Directors unless the Board of Directors elects to deny or reduce benefits. Benefits may not be denied or reduced if, prior to leaving the Board of Directors, the director either (i) attained the age of 70 with at least five years of Board service or (ii) attained the age of 65 with at least ten years of Board service. The units will be converted to a dollar value at the price of the Common Stock on the later of the first business day of the seventh month following the month during which the participant ceases to be a director and the fifth business day of the year next following the year during which the participant ceased to be a director. Such amount will be paid in ten annual installments or, at the discretion of the Compensation Committee, in a lump sum or in fewer than ten installments beginning on the tenth day following the aforesaid conversion from units to a dollar value. Amounts in Plan accounts will earn interest from the date converted to a dollar value until paid at a rate one percent higher than the prevailing yield on United States Treasury securities having a ten year maturity on the conversion date.

   The units accrued to the accounts of the participating directors under the Directors’ Equity Plan at February 28, 2003 are set forth in the “Deferred Share Equivalent Units” column of the Beneficial Ownership of Management table on page 10.

   Goodyear also sponsors a Directors’ Charitable Award Program funded by life insurance policies owned by Goodyear on the lives of pairs of directors. Goodyear donates $1 million per director to one or more qualifying charitable organizations recommended by the paired directors after both of the paired directors are deceased. Assuming current tax laws remain in effect, Goodyear will recover the cost of the program over time with the proceeds of the insurance policies purchased. Directors derive no financial benefit from the program.

OTHER MATTERS

   During 2002, Goodyear and its subsidiaries in the ordinary course of their business and at competitive prices and terms made sales to or purchases from, or engaged in other transactions with, corporations of which certain Goodyear non-employee directors are executive officers and/or directors. Goodyear does not consider the transactions to be material to its business and believes such transactions were not material in relation to the business of such other corporations or the interests of the directors concerned.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires directors and officers to file reports of ownership and changes in ownership in Goodyear’s equity securities with the Securities and Exchange Commission, the New York Stock Exchange and Goodyear. Based solely on a review of the copies of Forms 3, 4 and 5 received, and on written representations from certain directors and officers that no updating Section 16(a) forms were required to be filed by them, Goodyear believes that no Goodyear director or officer filed a late report or failed to file a required report under Section 16(a) of the Exchange Act during or in respect of the year ended December 31, 2002. To the knowledge of Goodyear, other than Brandes Investment Partners, L.P. and its related parties, during 2002 no person was required to file reports under Section 16(a) of the Exchange Act as the owner of 10% or more of the Common Stock.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee of the Board of Directors has reviewed and discussed with management and PricewaterhouseCoopers LLP, independent accountants for Goodyear, the consolidated financial statements of Goodyear and its subsidiaries to be set forth in Goodyear’s 2002 Annual Report to Shareholders and in Item 8 of its Annual Report on Form 10-K for the year ended December 31, 2002.

   The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters under Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, which include, among other items, matters relating to the conduct of an audit of Goodyear’s financial statements.

   The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP their independence from Goodyear.

   Based on the review and discussions with management and PricewaterhouseCoopers LLP referred to above, the Audit Committee has recommended to the Board of Directors that Goodyear publish the consolidated financial statements of Goodyear and subsidiaries for the year ended December 31, 2002 in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2002 and in its 2002 Annual Report to Shareholders.

April 1, 2003

The Audit Committee

James C. Boland, Chairman
John G. Breen	Edward T. Fogarty
Gary D. Forsee	William J. Hudson, Jr.
Martin D. Walker

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Policies and Practices

   The Board of Directors of Goodyear (the “Board”) has delegated to the Compensation Committee of the Board (the “Committee”) primary responsibility for establishing and administering the compensation programs of Goodyear for its executive officers and other key personnel. In performing its duties, the Committee meets with the Chief Executive Officer to review compensation policy and specific levels of compensation paid to the executive officers and other key personnel, administers Goodyear’s plans for its executive officers and certain other key personnel and reports and makes recommendations to the Board regarding executive compensation policies and programs.

   The Committee annually reviews Goodyear’s executive compensation practices to determine whether Goodyear’s executive compensation practices (a) enable Goodyear to attract and retain qualified and experienced executive officers and other key personnel, (b) will motivate executive officers and other key personnel to attain appropriate short term and long term performance goals and to manage Goodyear for sustained long term growth, and (c) align the interests of executive officers and other key personnel with the interests of the shareholders.

   Goodyear provides compensation in the form of: (1) competitive salaries; (2) annual cash bonuses based on performance measured against specific goals; and (3) long term compensation in the form of Common Stock of Goodyear and cash pursuant to performance unit grants with multi-year performance periods and stock options granted at the fair market value of the Common Stock on the date of grant.

   Executive compensation programs are designed so that a substantial percentage of each executive officer’s compensation is dependent upon corporate performance and appreciation in the value of Common Stock.

   In addition, the Committee desires to encourage ownership of Common Stock by executive officers by providing forms of performance-based incentive compensation that give executive officers the opportunity to acquire shares of Common Stock. In furtherance of this objective, the Chief Executive Officer reviews ownership levels among the executive officers and reports them to the Committee.

   Section 162(m) of the Internal Revenue Code (the “Code”) provides that compensation paid to a public company’s chief executive officer and its four other highest paid executive officers in excess of $1 million is not deductible unless such compensation is paid only upon the achievement of objective performance goals where certain procedural requirements have been satisfied. Alternatively, such compensation may be deferred until the executive officer is no longer a covered person under Section 162(m) of the Code. In December 2002, the Committee amended the Deferred Compensation Plan to eliminate a provision mandating the automatic deferral of compensation of any cash compensation earned which, if paid as and when due, would not be deductible by Goodyear for federal income tax purposes by reason of Section 162(m) of the Code. As a result of this amendment, $431,451 paid to Mr. Gibara in 2002 will not be deductible by Goodyear.

Compensation of Executive Officers

   Salaries and Annual Bonus. The Committee met with the Chief Executive Officer to receive his recommendations regarding 2002 adjustments to the salary and annual bonus guidelines for each executive officer. The guidelines for each position were based primarily on market data from two generally available surveys (one of more than 300 companies and the other of more than 600 companies) of the salary and annual bonus practices of other companies. The Committee generally establishes salary and annual performance bonus guidelines at levels that approximate the median (the 50th percentile), determined utilizing regression analysis based on revenues, of such kinds of compensation paid by the surveyed companies. In addition to the individual position data surveys, eight other general surveys indicating past, present and projected salary and bonus structures and annual increases for executive positions were reviewed.

   The Committee also considered the Chief Executive Officer’s recommendations, which were based in substantial part on the aforesaid guidelines as well as on certain subjective factors, including his evaluation of the performance of each executive officer, Goodyear’s recent performance and general economic and competitive conditions.

   As a result, the Committee did not grant salary merit increases to any executive officer in 2002. However, salary increases were awarded in 2002 to certain executive officers that moved to positions with significant increases in responsibility. In cases where the promoted officer’s salary was substantially below the guideline for the officer’s new position, salary increases were implemented in two stages, the first increase occurring at the time of the promotion and the second at a later date.

   In 2002, salaries of the executive officers named in the Summary Compensation Table (the “Named Officers”) were an average of 2.7% lower than the median indicated by the guidelines and 3.1% higher than in 2001. The aggregate salaries paid to all executive of-

ficers during 2002 were 4.6% higher than in 2001. Salaries in 2002 averaged approximately 85% of total annual cash compensation paid to the Named Officers and 84% of total annual cash compensation paid to all executive officers.

   The Performance Recognition Plan for 2002 was approved by the Committee at its meeting on December 3, 2001. Pursuant to the Plan and based on the recommendations of the Chief Executive Officer, in December 2001 the Committee reviewed and adopted performance goals for plan year 2002 and established the target amount of the annual performance bonus for each executive officer. The goals for funding the 2002 payment pool were based 50% on Cash Flow targets and 50% on earnings before interest and taxes (“EBIT”) targets for Goodyear and its business units. Funding of the payment pool could have ranged from zero to 250% of the target amounts depending on the Cash Flow and EBIT performance levels achieved. Target amounts were based on 100% of the payment pool, and payouts could be earned up to 250% of the portion of the target amount based on Cash Flow goals and 250% of the portion of the target amount based on EBIT goals.

   Payments to the individual participants from the payment pool could have ranged from zero to an amount significantly higher than the target amount depending on their individual performance. The target annual incentive compensation levels of all executive officers for 2002 (assuming payout at 100% of the target amount) were established to represent approximately 40% of total 2002 annual cash (salary and bonus) compensation, which was substantially the same proportion as the median level established by the aforesaid surveys.

   Under the Plan, the aggregate payout pool earned was equal to approximately $28.7 million, or 109% of the target amount, based on the level of attainment of the EBIT and Cash Flow goals by the individual business units. After careful consideration, the Committee determined it would be appropriate to pay 47% of the target amount, or approximately $12.3 million. No payments were made to participants in the North America Tire or Engineered Products businesses while the remaining businesses shared in 85% of the payout pool at varying levels determined by the EBIT and Cash Flow contributions made by the individual business unit. Approximately 15% of the payout pool was designated to corporate staff in recognition of their support to the business units.

   The Named Officers, excluding Messrs. Gibara and Keegan, have been awarded payouts at an average of 72% of their target amount. Pursuant to their request, and as a result of Goodyear’s overall financial performance, the Committee made no awards to Mr. Gibara or Mr. Keegan under the Plan. Accordingly, the Performance Recognition Plan payments represented an average of approximately 15% of annual cash compensation for the Named Officers and 16% of the 2002 annual cash compensation of all executive officers.

   Long Term Compensation. A significant portion of the total compensation package of each executive officer is contingent upon the performance of Goodyear. Long term performance-based compensation is designed to represent approximately 60% to 65% of the total annual compensation of each executive officer if target payouts are achieved.

   Long term compensation generally includes stock options and performance grants which measure performance over a three year period based on Goodyear’s total shareholder return and return on invested capital. Performance grants are designed to comprise approximately 50% of target long term compensation.

   Performance unit grants were granted under the 1997 Plan on December 3, 2001 for the three year performance period ending December 31, 2004, and on December 3, 2002 for the three year performance period ending December 31, 2005. Each unit is equivalent in value to one share of Common Stock. The performance criteria for each performance period is based 50% on Goodyear’s total shareholder return during the period relative to a peer group, namely the firms (other than Goodyear) comprising the S&P Auto and Component Industry Index, and 50% on Goodyear’s average annual return on invested capital during the performance period.

   No payouts were made in respect of the performance grants for the two year performance period ended December 31, 2002.

   The Committee annually grants stock options to officers and other key employees of Goodyear. The Committee believes that annual grants of stock options provide additional long term incentives to improve future Company performance. All options are granted at a per share exercise price equal to the market value of the Common Stock on the date of grant.

   The Committee is provided survey information regarding the option granting practices of other manufacturing companies of similar size in order to determine if Goodyear’s grants are competitive. The Committee believes that ordinarily options should be granted once each year and that, under ordinary circumstances, each year each executive officer should be granted options in respect of shares having approximately the same dollar value, determined using the Black-Scholes methodology applied in respect of an independent 2002 survey of 46 companies (having median annual sales of approximately $24 billion), subject to variation to reflect changes in the responsibility or performance of the executive officer or changes in the performance or circumstances of Goodyear.

   Within the guideline ranges established using the surveys, the size of individual stock option grants were determined primarily on the basis of the responsibilities of each executive officer. Recent Company performance, prior grants and the prior performance of the executive officer were also considered in determining the size of the grant.

   On December 3, 2002, stock options in respect of 3,067,020 shares of Common Stock were granted pursuant to the 2002 Performance Plan at an exercise price of $7.94 per share (the fair market value of the Common Stock on that day) to 908 executive officers and key employees, which options expire on December 3, 2012.

   Employment Agreement. The compensation of Mr. Keegan, who was elected President and Chief Operating Officer and a director on October 3, 2000, is governed in part by the terms of an agreement dated September 11, 2000, which was approved by the Committee and provides that, among other things, his initial annual base salary was $800,000 and his annual bonus for 2000 was $432,000. Based on the recommendation of the Chairman of the Board and with the approval of the Committee, Mr. Keegan’s annual base salary rate was increased in May of 2001 to $840,000 and his annual bonus target for 2002 was set at $640,000. On December 3, 2002, Mr. Keegan was granted a stock option for 140,000 shares and performance units in respect of an aggregate of 60,000 shares of Common Stock. Mr. Keegan was elected President and Chief Executive Officer effective as of January 1, 2003.

Compensation of the Chief Executive Officer

   Mr. Gibara is the Chairman of the Board and, until January 1, 2003, served as Chief Executive Officer of Goodyear. The Committee reviewed Mr. Gibara’s compensation in the same manner as described above for the other executive officers. In light of the overall performance of Goodyear, the Committee determined that Mr. Gibara would not receive any salary increase during 2002.

   Pursuant to the Performance Recognition Plan for 2002, the Committee established a target bonus of $1,250,000 for Mr. Gibara, the payout of which was subject to adjustment by the Committee from zero to up to $3,125,000 depending on the extent to which Mr. Gibara achieved the goals assigned to him. Pursuant to Mr. Gibara’s request and as a result of Goodyear’s overall financial performance, the Committee made no award under the Plan in respect of 2002.

   In light of Mr. Gibara’s retirement as the Chief Executive Officer and an employee of the Company effective December 31, 2002, no performance units were granted to him for the three year performance period ending December 31, 2005. Applying the same guidelines and performance measures and goals used in respect of other executive officers, on December 3, 2001, performance unit grants were made to Mr. Gibara for the three year performance period ending December 31, 2004 for 80,000 units. Each unit is equivalent in value to one share of Common Stock.

   Mr. Gibara was granted stock options based on the same guidelines applied by the Committee in respect of the stock option grants to the other executive officers. On December 3, 2001, he was granted stock options in respect of 200,000 shares of Common Stock in respect of 2002. As a result of Mr. Gibara’s retirement as the Chief Executive Officer and an employee of the Company effective December 31, 2002, no stock options were granted to him in respect of 2003.

February 3, 2003

The Compensation Committee

John G. Breen, Chairman
William J. Hudson, Jr.	Steven A. Minter
Agnar Pytte	Martin D. Walker
James M. Zimmerman

PERFORMANCE GRAPH

    The graph below compares the cumulative total shareholder returns of Goodyear Common Stock, the Standard & Poor’s 500 Composite Stock Index (the “S&P 500”) and the Dow Jones Auto Parts Index (the “Dow Auto Parts”) at each December 31 during the period beginning December 31, 1997 and ending December 31, 2002. The graph assumes the investment of $100 on December 31, 1997 in Goodyear Common Stock, in the S&P 500 and in the Dow Auto Parts. Total shareholder return was calculated on the basis that in each case all dividends were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

Goodyear Common Stock, S&P 500 and Dow Auto Parts

December 31,	1997	1998	1999	2000	2001	2002

GOODYEAR COMMON STOCK	100.00	80.86	46.09	39.85	43.02	12.75
S&P 500	100.00	128.58	155.64	141.46	124.65	97.10
DOW AUTO PARTS	100.00	98.83	101.39	74.03	96.85	87.33

MISCELLANEOUS

SUBMISSION OF SHAREHOLDER PROPOSALS

   If a shareholder desires to have a proposal included in the proxy materials of the Board of Directors for the 2004 annual meeting of shareholders, such proposal shall conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by Goodyear prior to the close of business on December 16, 2003. In addition, if a shareholder intends to present a proposal at Goodyear’s 2004 annual meeting without the inclusion of such proposal in Goodyear’s proxy materials and written notice of such proposal is not received by Goodyear on or before March 1, 2004, proxies solicited by the Board of Directors for the 2004 annual meeting will confer discretionary authority to vote on such proposal if presented at the meeting. Shareholder proposals should be sent to the executive offices of Goodyear, 1144 East Market Street, Akron, Ohio 44316-0001, Attention: Office of the Secretary. Goodyear reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SAVINGS PLAN SHARES

   A separate “Confidential Voting Instructions” card is being sent to each employee or former employee participating in Goodyear’s employee savings plans. Shares of Common Stock held in the trust for these plans will be voted by the trustee as instructed by the plan participants. Shares held in the trust for which voting instructions are not received will be voted by the trustee in the same proportion as it votes shares for which voting instructions were received from participants in the applicable savings plan.

INTERNET AND TELEPHONE VOTING

   You may vote your shares using the Internet by accessing the following web site:

http://www.goodyear.com/us/investor

or by making a toll free telephone call within the United States of America or Canada using a touch-tone telephone to the following toll-free number:

1-877-779-8683

and, in each case, following the screen or voice instructions. You should have your proxy card available when you call or access the web site.

10-K REPORT

   Interested shareholders may obtain a copy of Goodyear’s Annual Report on Form 10-K for 2002 to the Securities and Exchange Commission, including all financial statements, schedules and exhibits, without charge by writing to:

Investor Relations
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001

or by a telephone call to: 515-263-6408.

COSTS OF SOLICITATION

   The costs of soliciting proxies will be borne by Goodyear. Goodyear has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004, to assist in distributing proxy materials and soliciting proxies for an estimated fee of $12,000, plus reimbursement of reasonable out-of-pocket expenses. Georgeson Shareholder Communications Inc. may solicit proxies from shareholders by mail, telephone, telex, telegram or personal call or visit. In addition, officers or other employees of Goodyear may, without additional compensation therefor, solicit proxies in person or by telephone or the Internet.

April 14, 2003

By Order of the Board of Directors

C. Thomas Harvie, Secretary

Annex A

Proposed Amendment to Code of Regulations

    The proposed amendment will amend Article II, Section 1 of the Code of Regulations of The Goodyear Tire & Rubber Company as reflected below:

   SECTION 1. Number and Classification; Authority. The Board of Directors shall be composed of eleven ~~fifteen~~ members and shall be divided into three classes (Class I, Class II and Class III), each class to consist of four ~~five~~ directors unless the number of members of the Board of Directors or of any class is changed by action of the shareholders taken in accordance with the laws of the State of Ohio, the Articles of Incorporation and these Regulations or by a resolution adopted by the affirmative vote of a majority of the directors then in office. The directors may, from time to time, increase or decrease the number of directors, provided that the directors shall not increase the number of directors to more than fifteen ~~nineteen~~ persons or decrease the number of directors to less than nine ~~eleven~~ persons and, provided further, that the directors shall not decrease the number of directors in any class to fewer than three persons. Any director’s office that is created by an increase in the number of directors pursuant to action taken by the Board of Directors may be filled by the vote of a majority of the directors then in office. In the event of any increase in the number of directors of any class, any additional director elected to such class shall hold office for a term which shall coincide with the unexpired term of such class. No reduction in the number of directors by action taken by the shareholders or the directors shall, of itself, shorten the term or result in the removal of any incumbent director. Except where the law, the Articles of Incorporation or these Regulations require action to be authorized or taken by the shareholders, all of the authority of the Company shall be exercised by the directors.

700-862-928-63700

PROXY

GOODYEAR

THE GOODYEAR TIRE & RUBBER COMPANY
PROXY FOR 2003 ANNUAL MEETING OF SHAREHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a holder (or designated proxy) of shares of the Common Stock of The Goodyear Tire & Rubber Company, hereby appoints JOHN G. BREEN, SAMIR G. GIBARA, and ROBERT J. KEEGAN, and each or any of them, the proxies or proxy of the undersigned, with full power of substitution, to represent the undersigned, and to vote all of the shares of Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at its offices in Akron, Ohio, on Wednesday, May 7, 2003, at 10:00 AM., Akron time, and at any and all adjournments thereof; with the power to vote said shares for the election of four Directors of the Company (with discretionary authority to cumulate votes), upon the other matters listed on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof. This Proxy is given and is to be construed according to the laws of the State of Ohio.

Unless otherwise specified on the reverse side, the PROXY will be voted: FOR election of the four nominees for Director named on the reverse side, with discretionary authority to cumulate votes (Item 1 on the reverse side), FOR amendment to Section 1 of Article II of the Code of Regulations (Item 2 on the reverse side), FOR ratification of appointment of Independent Accountants (Item 3 on the reverse side), and AGAINST the Shareholder Proposal (Item 4 on the reverse side).

If you plan to attend the 2003 ANNUAL MEETING, please mark the box indicated on the reverse side.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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ANNUAL MEETING OF SHAREHOLDERS

THE GOODYEAR TIRE & RUBBER COMPANY

MAY 7, 2003
10:00 a.m.

OFFICE OF THE COMPANY
GOODYEAR THEATER
1201 EAST MARKET STREET
AKRON, OHIO

PLEASE VOTE—YOUR VOTE IS IMPORTANT

[X]	Please mark your votes as in this example.

The undersigned hereby acknowledges receipt of Notice of 2003 Annual Meeting of Shareholders and Proxy Statement.

The Board of Directors Recommends a Vote FOR Election of All Nominees, FOR Items 2 and 3 and AGAINST Item 4.

ITEM 1.			NOMINEES:
	FOR ALL [ ] NOMINEES	WITHHOLD [ ] AUTHORITY AS TO ALL NOMINEES	Class III Directors— Each to serve a 3-year term: Class II Director— To serve remaining year of 3-year term	01 02 03 04	James C. Boland Steven A. Minter James M. Zimmerman Agnar Pytte	ITEM 2. Approval of amendment to Section 1 of Article II of Goodyear’s Code of Regulations.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
(To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)
						ITEM 3. Ratification of appointment of PricewaterhouseCoopers LLP as independent Accountants.	[ ]	[ ]	[ ]
						ITEM 4. Shareholder Proposal—Requesting Board to cause shareholder vote on redeeming Goodyear’s Shareholder Rights Plan.	[ ]	[ ]	[ ]
						I plan to attend the Annual Meeting of Shareholders.	[ ]

Please sign name exactly as it appears above. Each joint owner should sign. Please indicate title if you are signing as executor, administrator, trustee, custodian, guardian or corporate officer.

	SIGNATURE	DATE
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GOODYEAR

PLEASE READ THE VOTING INSTRUCTIONS BELOW

Your vote is important. Please take the opportunity to use one of the three voting methods described below to cast your vote.

Please consider the issues discussed in the proxy statement and:

[ GRAPHIC ]	VOTE BY INTERNET — Access the World Wide Web site at http://www.goodyear.com/us/investor to vote via the Internet. You will be prompted to enter your 8 to 12 digit control number printed at the top of this card. Then, follow the voting instructions. You can also register at this site to access future proxy materials electronically.

[ GRAPHIC ]	VOTE BY TELEPHONE—Use a touch-tone telephone to vote by phone toll free from the U.S. or Canada. You will be prompted to enter your 8 to 12 digit control number printed at the top of this card. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

[ GRAPHIC ]	VOTE BY MAIL — Complete, date, sign and mail the proxy card in the postage-paid envelope included with your proxy materials or send it to Goodyear, c/o EquiServe Trust Company, P.O. Box 8020, Edison, New Jersey 08818-9011.

You can vote by phone or via the Internet anytime prior to MIDNIGHT EASTERN TIME on May 6, 2003. If you do so, you do not need to mail in your proxy card.

CONFIDENTIAL VOTING INSTRUCTIONS — 2003 ANNUAL MEETING OF SHAREHOLDERS

THE GOODYEAR TIRE & RUBBER COMPANY EMPLOYEE SAVINGS AND OTHER PLANS

Solicited on Behalf of the Board of Directors of Goodyear

The proxy soliciting materials furnished by the Board of Directors of The Goodyear Tire & Rubber Company in connection with the Annual Meeting of Shareholders to be held on Wednesday, May 7, 2003, are delivered herewith.

Under each employee savings or similar plan in which you participate, you have the right to give written instructions to the trustee for such plan to vote as you specify the number of full shares of Common Stock of The Goodyear Tire & Rubber Company representing your proportionate interest in each such plan on March 10, 2003.

If you wish to have such shares voted by the trustee in accordance with your instructions, please sign the authorization on the reverse side of this card and return it in the enclosed envelope or give your instructions by telephone or via the Internet. If you do not give your instructions by returning this card or by telephone or via the Internet, shares of the Common Stock held for your account in each plan will be voted by the trustee in the same proportion as it votes shares for which Confidential Voting Instructions are received by the trustee from other participants in that plan.

I hereby instruct the trustee to vote (or cause to be voted) all shares of Common Stock of The Goodyear Tire & Rubber Company credited to my account under each plan at March 10, 2003 at the Annual Meeting of Shareholders to be held on May 7, 2003 and at any adjournment thereof as indicated on the reverse side hereof or, if not so indicated, as recommended by the Board of Directors.

Unless otherwise specified on the reverse side, if you give your instructions by signing and returning this card, or by telephone or via the Internet, the Trustee will vote FOR the election of the four nominees for Director, with discretionary authority to cumulate votes (Item 1 on the reverse side), FOR amendment to Section 1 of Article II of the Code of Regulations (Item 2 on the reverse side), FOR ratification of appointment of Independent Accountants (Item 3 on the reverse side) and AGAINST the Shareholder Proposal (Item 4 on the reverse side).

If you plan to attend the 2003 ANNUAL MEETING, please mark the box indicated on the reverse side.

THIS CONFIDENTIAL VOTING INSTRUCTIONS CARD IS CONTINUED ON THE REVERSE SIDE.
PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
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ANNUAL MEETING OF SHAREHOLDERS

THE GOODYEAR TIRE & RUBBER COMPANY

MAY 7, 2003
10:00 a.m.

OFFICE OF THE COMPANY
GOODYEAR THEATER
1201 EAST MARKET STREET
AKRON, OHIO

PLEASE VOTE — YOUR VOTE IS IMPORTANT

[X]	Please mark your votes as in this example.

The Board of Directors Recommends a Vote FOR Election of All Nominees and FOR Items 2 and 3 and AGAINST Item 4.

ITEM 1.			NOMINEES:
	FOR ALL [ ] NOMINEES	WITHHOLD [ ] AUTHORITY AS TO ALL NOMINEES	Class III Directors— Each to serve a 3-year term: Class II Director— To serve remaining year of 3-year term	01 02 03 04	James C. Boland Steven A. Minter James M. Zimmerman Agnar Pytte	ITEM 2. Approval of amendment to Section 1 of Article II of Goodyear’s Code of Regulations.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
(To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)
						ITEM 3. Ratification of appointment of PricewaterhouseCoopers LLP as independent Accountants.	[ ]	[ ]	[ ]
						ITEM 4. Shareholder Proposal—Requesting Board to cause shareholder vote on redeeming Goodyear’s Shareholder Rights Plan.	[ ]	[ ]	[ ]
						I plan to attend the Annual Meeting of Shareholders.	[ ]

Authorization: I acknowledge receipt of the Notice of 2003 Annual Meeting and Proxy Statement. I hereby instruct the trustee to vote by proxy, in the form solicited by the Board of Directors, the number of full shares in my Plan account(s) as specified above, or, if not specified above, as recommended by the Board of Directors.

	SIGNATURE	DATE
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GOODYEAR

PLEASE READ THE VOTING INSTRUCTIONS BELOW

Your vote is important. Please take the opportunity to use one of the three voting methods described below to cast your vote.

Please consider the issues discussed in the proxy statement and:

[ GRAPHIC ]	VOTE BY INTERNET — Access the World Wide Web site at http://www.goodyear.com/us/investor to vote via the Internet. You will be prompted to enter your 8 to 12 digit control number printed at the top of this card. Then, follow the voting instructions. You can also register at this site to access future proxy materials electronically.

[ GRAPHIC ]	VOTE BY TELEPHONE — Use a touch-tone telephone to vote by phone toll free from the U.S. or Canada. You will be prompted to enter your 8 to 12 digit control number printed at the top of this card. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

[ GRAPHIC ]	VOTE BY MAIL — Complete, date, sign and mail the proxy card in the postage-paid envelope included with your proxy materials or send it to Goodyear, c/o EquiServe Trust Company, P.O. Box 8020, Edison, New Jersey 08818-9011.

You can vote by phone or via the Internet anytime prior to MIDNIGHT EASTERN TIME on May 2, 2003. If you do so, you do not need to mail in your proxy card.